EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2007, accompanying the consolidated balance sheets of Allscripts Healthcare Solutions and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2006, 2005 and 2004, and accompanying management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on previously filed registration statements on Form S-3 (Nos. 333-119351, 333-52470, and 333-129816) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793, 333-59212, and 333-135282).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 1, 2007